Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49592, 333-60498, 333-115138, and 333-196376 on Form S-8, of our reports dated March 6, 2015, relating to the consolidated financial statements of Bank Mutual Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bank Mutual Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

March 6, 2015